AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

This Amended and Restated Investment Advisory Agreement (this “Agreement”), effective April 30, 2026, is by and between Empower Capital Management, LLC (the “Adviser”), and Empower Funds, Inc. (“Empower Funds”). Empower Funds is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and is entering into this Agreement on behalf of each series of Empower Funds set forth on Schedule A hereto (each a “Fund,” collectively the “Funds”), as such schedule may be amended from time to time.

WHEREAS, Empower Funds and the Adviser previously entered into an Amended and Restated Investment Advisory Agreement dated May 1, 2017, as amended from time to time (collectively, the “Prior Agreement”), and now desire to amend and restate the Prior Agreement in its entirety to reflect current terms and conditions for the continued operation of the Agreement and to supersede and replace the Prior Agreement and all amendments thereto in their entirety; and

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I - Duties of the Adviser

Empower Funds hereby employs the Adviser to act as the investment adviser to and manager of Empower Funds, and, subject to the review of the Board of Directors of Empower Funds (the “Board”), to manage the investment and reinvestment of the assets of its existing Funds and of each Fund it may create in the future, and to administer its affairs for the period and on the terms and conditions set forth in this Agreement. The Adviser hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent Empower Funds in any way or otherwise be deemed an agent of Empower Funds.

1.

Investment Advisory Services. In carrying out its obligations to manage the investment and reinvestment of the assets of Empower Funds, the Adviser shall, when appropriate and consistent with the limitations set forth in Section 3 hereof:

a.	perform research and obtain and evaluate pertinent economic, statistical, and financial data relevant to the investment policies of Empower Funds;

b.	consult with the Board and furnish to the Board recommendations with respect to an overall investment plan for approval, modification, or rejection by the Board;

c.	seek out, present, and recommend specific investment opportunities, consistent with any overall investment plan approved by the Board;

d.

take such steps as are necessary to implement any overall investment plan approved by the Board, including making and carrying out decisions to acquire or dispose of permissible investments, management of investments and any other property of Empower Funds, and providing or obtaining such services as may be necessary in managing, acquiring, or disposing of investments;

ECM – Empower Funds A&R IAA

e.	regularly report to the Board with respect to the implementation of any approved overall investment plan and any other activities in connection with management of the assets of the Empower Funds;

f.	maintain all required accounts, records, memoranda, instructions, or authorizations relating to the acquisition or disposition of investments for Empower Funds; and

g.	determine the net asset value of Empower Funds as required by applicable law.

If, in the judgment of the Adviser, Empower Funds would be benefited by supplemental investment research from other persons or entities, outside the context of a specific brokerage transaction, the Adviser is authorized to obtain and pay a reasonable flat fee for such information. Supplemental investment research shall be limited to statistical and other factual information, advice regarding economic factors and trends, and advice as to occasional transactions in specific securities, and shall not involve general advice or recommendations regarding the purchase or sale of securities. The expense of the Adviser may not be necessarily reduced as a result of the receipt of such supplement information. The Adviser shall regularly report to the Board when it has secured or, where time permits, intends to secure said supplemental investment research. It is understood and agreed that the Board retains the right to limit the scope of or to disapprove of said research.

2.

Fund Operations & Accounting Services. In addition to the performance of investment advisory services, the Adviser shall perform, or supervise the performance of, fund operations and accounting services in connection with the management of Empower Funds and the Funds, including all financial reporting for Empower Funds. In this connection, the Adviser agrees to: (i) assist in supervising all aspects of Empower Funds’ operations, including the coordination of all matters relating to the functions of the custodian, transfer agent, accountants, attorneys, and other parties performing services or operational functions for Empower Funds, (ii) provide Empower Funds, at the Adviser’s expense, with services of persons who may be the Adviser’s officers, competent to perform such administrative and clerical functions as are necessary in order to provide effective administration of Empower Funds, including duties in connection with certain reports and the maintenance of certain books and records of Empower Funds, and (iii) provide Empower Funds, at the Adviser’s expense, with adequate office space and related services necessary for its operations, excluding recordkeeping and other administrative services provided to shareholders of the Funds, as contemplated in this Agreement. Nothing contained herein will be construed to restrict Empower Funds’ right to hire its own employees or to contract for services to be performed by third parties.

3.

Limitations on Advisory Services. The Adviser shall perform the services under this Agreement subject to the review of the Board and in a manner consistent with the investment objectives, policies, and restrictions of Empower Funds as stated in its Registration Statement, as amended from time to time, filed with the Securities and Exchange Commission, its Articles of Incorporation and Bylaws, as amended from time to time, and the provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Empower Funds has furnished or will furnish the Adviser with copies of Empower Funds’ Prospectuses, Articles of Incorporation, and Bylaws as currently in effect and agrees during the continuance of this Agreement to furnish the Adviser with copies of any amendments or

ECM – Empower Funds A&R IAA

supplements thereto before or at the time the amendments or supplements become effective. The Adviser will be entitled to rely on all documents furnished by Empower Funds.

4.

Relationship with Sub-advisers Pursuant to Manager-of-Managers Structure. In fulfilling its duties, the Adviser may select and contract at its own expense with sub-advisers to manage the purchase, retention, and disposition of the investments, securities, and cash of each Fund other than any Fund that is part of a master-feeder arrangement. Furthermore, one or more Funds, as determined by the Adviser, may be advised by two or more sub-advisers. Under these circumstances, the Adviser would allocate such a Fund’s assets between and among its sub-advisers. The Adviser will continue to have responsibility for all investment advisory services furnished pursuant to any sub-advisory agreement.

Empower Funds and the Adviser understand and agree that the Adviser will manage Empower Funds in a “manager-of-managers” style, which contemplates that the Adviser, among other things, is responsible for:

a.	reviewing and recommending prospective sub-advisers for each Fund;

b.

monitoring and supervising each sub-adviser’s performance, including each sub-adviser’s practices in placing orders and selecting brokers and dealers to execute the Funds’ transactions and in negotiating commission rates;

c.	providing investment management evaluation services including quantitative and qualitative analysis as well as periodic in-person, telephonic, and written consultations with the sub-advisers;

d.	communicating performance expectations and evaluation to each sub-adviser;

e.	determining whether each sub-advisory agreement should be renewed, modified, or terminated; and

f.	providing reports to the Board covering the results of its evaluation, monitoring functions and determinations with respect to each sub-adviser.

All actions of the Adviser are subject to review by the Board. Empower Funds recognizes that a sub-adviser’s services may be terminated or modified pursuant to this process, and that the Adviser may appoint a new sub-adviser for a sub-adviser that is so removed.

Each sub-adviser’s fees will be paid by the Adviser out of the advisory fees received from each of the Funds. The fee will be computed daily and paid periodically at an annual rate applied to the value of the average daily net assets of the Fund or, in the future, the portion of the Fund managed by that sub-adviser. Fees paid to a sub-adviser of a Fund with multiple sub-advisers would depend both on the fee rate negotiated with the Adviser and on the percentage of the Fund’s assets allocated to that sub-adviser by the Adviser, which may vary from time to time. Thus, the basis for fees paid to any such sub-adviser would not be constant, and the relative amounts of fees paid to the various sub-advisers of a Fund would fluctuate. These internal fluctuations, however, would not affect the total management fees paid by a Fund, which would continue to be fixed at the rates and on the

ECM – Empower Funds A&R IAA

terms described in Article II, Section 1 of this Agreement. Empower Funds and its Funds have no responsibility to compensate any sub-adviser in any manner.

5.

The sub-advisers serve in a sub-advisory capacity to the Adviser with respect to each Fund for which they provide investment advice. Subject to the general supervision and direction of the Adviser and, ultimately, the Board, each sub-adviser for a Fund:

a.

furnishes a continuous investment program for the Fund (or, in the future, the portion thereof for which it provides investment advice) it advises in accordance with the Fund’s stated investment objectives and policies;

b.	makes investment decisions for the Fund (or, in the future, the portion thereof for which it provides investment advice); and

c.	places all orders to purchase and sell securities on behalf of the Fund (or, in the future, the portion thereof for which it provides investment advice).

Each sub-adviser is, and any future sub-adviser will be, registered as an investment adviser under the Investment Advisers Act of 1940 and is or will be an “investment adviser,” as defined in Section 2(a)(20) of the Investment Company Act, with respect to the Fund or Funds (or portion thereof) for which it provides investment advice. In addition, a sub-adviser may perform certain limited administrative functions associated with its services for the relevant Fund(s) as set forth in the relevant sub-advisory agreement.

If a Fund employs multiple sub-advisers, each of whom would have complete discretion to purchase and sell securities for that portion of the assets of the Fund assigned to it by the Adviser, the Adviser will monitor the performance of both the Fund as a whole and each sub-adviser and will reallocate Fund assets among individual sub-advisers, or recommend to the Board that a Fund employ or terminate particular sub-advisers, to the extent necessary to achieve the overall objective of the particular Fund.

Pursuant to the “manager-of-managers” structure, each sub-adviser recommended by the Adviser will be selected and approved by the Board, including a majority of the Directors who are not “interested persons” as defined in Section 2(a)(19) of the Investment Company Act, of Empower Funds or the Adviser (the “Independent Directors”), and each sub-adviser will perform its services pursuant to a written sub-advisory agreement that complies with Section 15(a) of the Investment Company Act and has been approved by the Board, including a majority of the Independent Directors.

ARTICLE II - Compensation of the Adviser

1.	Investment Advisory Fee. As compensation for its services with respect to Empower Funds, the Adviser receives monthly compensation at the annual rate as set forth on Schedule A.

2.	Allocation of Expenses. With respect to the Empower Funds designated as “Core Funds” set forth on Schedule A:

ECM – Empower Funds A&R IAA

a.

The Adviser shall be responsible for all of its expenses incurred in performing the services set forth in Article I hereunder. Such expenses include, but are not limited to, costs incurred in providing investment advisory services, fund operations, and accounting services; compensating and furnishing office space for officers and employees of the Adviser connected with investment and economic research, trading, and investment management of Empower Funds; and paying all fees of all directors of Empower Funds who are affiliated persons of the Adviser or any of its subsidiaries.

b.

Empower Funds pays all other expenses incurred in its operation and all of its general administrative expenses, including, but not limited to, redemption expenses, expenses of portfolio transactions, pricing costs, interest, charges of the custodian and transfer agent, if any, cost of auditing and tax services, independent directors’ fees and expenses, fund and independent director legal expenses, industry association membership expenses, state franchise and other taxes, expenses of registering the shares under Federal and state securities laws, Securities and Exchange Commission fees, insurance premiums, costs of maintenance of corporate existence, costs of printing and mailing regulatory documents to current shareholders, stock certificates, costs of corporate meetings, shareholder services fees incurred pursuant to the Shareholder Services Agreement between Empower Funds and Empower Retirement, LLC (“Shareholder Services Fees”), distribution and other expenses incurred under a plan adopted pursuant to rule 12b-1 under the Investment Company Act, and any extraordinary expenses, including litigation costs.

With respect to the Empower Funds designated as “Fund of Funds” set forth on Schedule A, the Adviser shall be responsible for all expenses incurred in performing the services set forth in this Agreement and all other expenses, except that Empower Funds shall pay all Shareholder Services Fees, distribution and other expenses incurred under a plan adopted pursuant to rule 12b-1 under the Investment Company Act, and any extraordinary expenses, including litigation costs.

ARTICLE III - Portfolio Transactions and Brokerage

The Adviser agrees to determine the securities to be purchased or sold by the Funds, subject to the provisions of Article I, and to place orders pursuant to its determinations, either directly with the issuer, with any broker-dealer or underwriter that specializes in the securities for which the order is made, or with any other broker or dealer selected by the Adviser, subject to the following limitations.

The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for Empower Funds and will use its best efforts to obtain the most favorable net results and execution of Empower Funds’ orders, taking into account all appropriate factors including price, dealer spread or commission, if any, size of the transaction, and difficulty of the transaction. In evaluating the net results of brokerage services offered by brokers or dealers that also provide supplemental investment research to the Adviser for a flat fee (see Article I) the Adviser need not take such a flat fee into consideration.

If, in the judgment of the Adviser, Empower Funds would be benefited by supplemental investment research in addition to such research furnished for a flat fee, the Adviser is authorized to pay spreads or commissions to brokers or dealers furnishing such services in excess of spreads or commissions which another broker or dealer may charge for the same transaction. The expenses of the Adviser may not necessarily be reduced as a result of receipt of such supplemental information.

ECM – Empower Funds A&R IAA

Subject to the above requirements and the provisions of the Investment Company Act, the Securities Exchange Act of 1934, other applicable provisions of law, and the terms of any exemption(s) therefrom, nothing shall prohibit the Adviser from selecting brokers or dealers with which it or Empower Funds are affiliated.

ARTICLE IV - Activities of the Adviser

The services of the Adviser to Empower Funds under this Agreement are not to be deemed exclusive and the Adviser will be free to render similar services to others so long as its services under this Agreement are not impaired. It is understood that directors, officers, employees, and shareholders of Empower Funds are or may become interested in the Adviser, as managers, officers, employees, members, or otherwise, and that managers, officers, employees, or members of the Adviser are or may become similarly interested in Empower Funds, and that the Adviser is or may become interested in Empower Funds as shareholder or otherwise.

It is agreed that the Adviser may use any supplemental investment research obtained for the benefit of Empower Funds in providing investment advice to its other investment advisory accounts. The Adviser or its subsidiaries may use such information in managing their own accounts. Conversely, such supplemental information obtained by the placement of business for the Adviser or other entities advised by the Adviser will be considered by and may be useful to the Adviser in carrying out its obligations to Empower Funds.

Securities held by Empower Funds may also be held by separate accounts or other mutual funds for which the Adviser acts as an adviser or by the Adviser or its subsidiaries. Because of different investment objectives or other factors, a particular security may be bought by the Adviser or its subsidiaries or for one or more clients when one or more clients are selling the same security. If purchases or sales of securities for Empower Funds or other entities for which the Adviser or its subsidiaries act as investment adviser or for their advisory clients arise for consideration at or about the same time, Empower Funds agrees that the Adviser may make transactions in such securities, insofar as feasible, for the respective entities and clients in a manner deemed equitable to all. To the extent that transactions on behalf of more than one client of the Adviser during the same period may increase the demand for securities being purchased or the supply of securities being sold, Empower Funds recognizes that there may an adverse effect on price.

It is agreed that, on occasions when the Adviser deems the purchase or sale of a security to be in the best interests of Empower Funds as well as other accounts or companies, it may, to the extent permitted by applicable laws and regulations, but will not be obligated to, aggregate the securities to be sold or purchased for Empower Funds with those to be sold or purchased for other accounts or companies in order to obtain favorable execution and low brokerage commissions. In that event, allocation of the securities purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to Empower Funds and to such other accounts or companies. Empower Funds recognizes that in some cases this procedure may adversely affect the size of the position obtainable for a Fund’s portfolio.

ARTICLE V - Effectiveness of the Agreement

This Agreement shall not become effective (and the Adviser shall not serve or act as investment adviser) unless and until it is approved by the Board including a majority of directors who are not parties to this

ECM – Empower Funds A&R IAA

Agreement or interested persons of any such party to this Agreement, and by the sole shareholder; and this Agreement shall come into full force and effect on the date on which it is so approved.

ARTICLE VI - Term of the Agreement

This Agreement shall remain in effect until the earlier of one year from its effective date and shall continue so long as such continuance is specifically approved by a majority of the outstanding shares of Empower Funds at that time and at least annually thereafter (a) by the vote of the majority of the Board, or by vote of a majority of the outstanding shares of Empower Funds, including a majority of the outstanding shares of each Fund, and (b) by the vote of a majority of the members of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In connection with such approvals, the Board shall request and evaluate, and the Adviser shall furnish, such information as may be reasonably necessary to evaluate the terms of this Agreement. This Agreement:

1.

Shall not be terminated by the Adviser without sixty days’ prior written notice and without the prior approval of a new investment advisory agreement by vote of a majority of the outstanding shares of Empower Funds;

2.

Shall be subject to termination, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of Empower Funds, on sixty days’ written notice to the Adviser;

3.

Shall not be amended without specific approval of such amendment by (i) the Board, or by the vote of a majority of the outstanding shares of Empower Funds, including a majority of the outstanding shares of each Fund, and (ii) a majority of those directors who are not parties to this Agreement or interested persons of such a party, cast in person at a meeting called for the purpose of voting on such approval; and

4.	Shall automatically terminate upon assignment by either party.

ARTICLE VII - Recordkeeping

The Adviser agrees that all accounts and records which it maintains for Empower Funds shall be the property of Empower Funds and that it will surrender promptly to the designated officers of Empower Funds any or all such accounts and records upon request. The Adviser further agrees to preserve for the period prescribed by the rules and regulations of the Securities and Exchange Commission all such records as are required to be maintained pursuant to said rules. The Adviser also agrees that it will maintain all records and accounts regarding the investment activities of Empower Funds in a confidential manner. All such accounts or records shall be made available, within five (5) business days of the request, to Empower Funds’ accountants or auditors during regular business hours at the Adviser’s offices upon reasonable prior written notice. In addition, the Adviser will provide any materials reasonably related to the investment advisory services provided hereunder, as may be reasonably requested in writing by the directors or officers of Empower Funds or as may be required by any governmental agency having jurisdiction.

ECM – Empower Funds A&R IAA

ARTICLE VIII - Liability of the Adviser

In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties on the part of the Adviser (or its managers, agents, officers, employees, members, and any other person or entity affiliated with the Adviser or retained by it to perform or assist in the performance of its obligations under this Agreement), neither the Adviser nor any of its managers, officers, employees, or agents shall be subject to liability to Empower Funds or to any shareholder for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation any error of judgment or mistake of law or for any loss suffered by Empower Funds or any shareholder in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

ARTICLE IX - Governing Law

This Agreement is subject to the provisions of the Investment Company Act, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, including such exemptions therefrom as the Securities and Exchange Commission may grant. Words and phrases used herein shall be interpreted in accordance with that Act and those rules and regulations. As used with respect to Empower Funds or any of its Funds, the term “majority of the outstanding shares” means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or (ii) more than 50% of the outstanding shares.

(Remainder of page intentionally left blank; signature page to follow).

ECM – Empower Funds A&R IAA

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through duly authorized officer as of the day and year first above written.

EMPOWER CAPITAL MANAGEMENT, LLC

By:	/s/ Jonathan Kreider
Name: Jonathan Kreider
Title: President & Chief Executive Officer

EMPOWER FUNDS, INC

By:	/s/ Kelly New
Name: Kelly New
Title: Chief Financial Officer & Treasurer

ECM – Empower Funds A&R IAA

SCHEDULE A

Core Funds	Investment Advisory Fee

Empower Bond Index Fund	0.13% of the average daily net assets on assets up to $3 billion and 0.09% of the average daily net assets on assets over $3 billion

Empower Core Bond Fund	0.32% of the average daily net assets

Empower Core Strategies: Flexible Bond Fund	0.38% of the average daily net assets on assets up to $2 billion and 0.35% of the average daily net assets on assets over $2 billion

Empower Core Strategies: Inflation-Protected Securities Fund	0.33% of the average daily net assets on assets up to $1 billion, 0.28% of the average daily net assets on assets over $1 billion, and 0.23% of the average daily net assets on assets over $2 billion

Empower Core Strategies: International Equity Fund	0.53% of the average daily net assets on assets up to $1 billion, 0.48% of the average daily net assets on assets over $1 billion, and 0.43% of the average daily net assets on assets over $2 billion

Empower Core Strategies: U.S. Equity Fund	0.47% of the average daily net assets on assets up to $1 billion, 0.42% of the average daily net assets on assets over $1 billion, and 0.37% of the average daily net assets on assets over $2 billion

Empower Emerging Markets Equity Fund	0.93% of the average daily net assets on assets up to $1 billion, 0.88% of the average daily net assets on assets over $1 billion, and 0.83% of the average daily net assets on assets over $2 billion

Empower Global Bond Fund	0.57% of the average daily net assets on assets up to $1 billion, 0.52% of the average daily net assets on assets over $1 billion, and 0.47% of the average daily net assets on assets over $2 billion

Empower High Yield Bond Fund	0.55% of the average daily net assets on assets up to $1 billion, 0.50% of the average daily net assets on assets over $1 billion, and 0.45% of the average daily net assets on assets over $2 billion

Empower Inflation-Protected Securities Fund	0.33% of the average daily net assets on assets up to $1 billion, 0.28% of the average daily net assets on assets over $1 billion, and 0.23% of the average daily net assets on assets over $2 billion

Empower International Growth Fund	0.82% of the average daily net assets on assets up to $1 billion, 0.77% of the average daily net assets on assets over $1 billion, and 0.72% of the average daily net assets on assets over $2 billion

Empower International Index Fund	0.25% of the average daily net assets on assets up to $1 billion, 0.20% of the average daily net assets on assets over $1 billion, and 0.15% of the average daily net assets on assets over $2 billion

Empower International Value Fund	0.67% of the average daily net assets on assets up to $3 billion and 0.66% of the average daily net assets on assets over $3 billion

Empower Large Cap Growth Fund	0.62% of the average daily net assets on assets up to $1 billion, 0.57% of the average daily net assets on assets over $1 billion, and 0.52% of the average daily net assets on assets over $2 billion

Empower Large Cap Value Fund	0.61% of the average daily net assets on assets up to $1 billion, 0.56% of the average daily net on assets over $1 billion, and 0.51% of the average daily net assets on assets over $2 billion

Empower Mid Cap Value Fund	0.67% of the average daily net assets on assets up to $3 billion and 0.66% of the average daily net assets on assets over $3 billion

Empower Multi-Sector Bond Fund	0.52% of the average daily net assets on assets up to $1 billion, 0.47% of the average daily net assets on assets over $1 billion, and 0.42% of the average daily net assets on assets over $2 billion

Empower Real Estate Index Fund	0.29% of the average daily net assets on assets up to $1 billion, 0.24% of the average daily net assets on assets over $1 billion, and 0.19% of the average daily net assets on assets over $2 billion

ECM – Empower Funds A&R IAA

Core Funds	Investment Advisory Fee

Empower S&P 500® Index Fund

0.21% of the average daily net assets on assets up to $1 billion,

0.16% of the average daily net assets on assets over $1 billion,

0.11% of the average daily net assets on assets over $2 billion, and

0.09% of the average daily net assets on assets over $3 billion

Empower S&P Mid Cap 400® Index Fund	0.18% of the average daily net assets on assets up to $1 billion, 0.13% of the average daily net assets on assets over $1 billion, and 0.08% of the average daily net assets on assets over $2 billion

Empower S&P Small Cap 600® Index Fund	0.19% of the average daily net assets on assets up to $1 billion, 0.14% of the average daily net assets on assets over $1 billion, and 0.09% of the average daily net assets on assets over $2 billion

Empower SecureFoundation® Balanced ETF Fund	0.16% of the average daily net assets

Empower Short Duration Bond Fund	0.23% of the average daily net assets

Empower Small Cap Growth Fund	0.83% of the average daily net assets on assets up to $1 billion, 0.78% of the average daily net assets on assets over $1 billion, and 0.73% of the average daily net assets on assets over $2 billion

Empower Small Cap Value Fund	0.71% of the average daily net assets

Empower T. Rowe Price Mid Cap Growth Fund	0.65% of the average daily net assets

Empower U.S. Government Securities Fund	0.23% of the average daily net assets

Fund of Funds	Investment Advisory Fee

Empower Lifetime 2015 Fund	0.12% of the average daily net assets

Empower Lifetime 2020 Fund	0.12% of the average daily net assets

Empower Lifetime 2025 Fund	0.12% of the average daily net assets

Empower Lifetime 2030 Fund	0.12% of the average daily net assets

Empower Lifetime 2035 Fund	0.12% of the average daily net assets

Empower Lifetime 2040 Fund	0.12% of the average daily net assets

Empower Lifetime 2045 Fund	0.12% of the average daily net assets

Empower Lifetime 2050 Fund	0.12% of the average daily net assets

Empower Lifetime 2055 Fund	0.12% of the average daily net assets

Empower Lifetime 2060 Fund	0.12% of the average daily net assets

Empower Lifetime 2065 Fund	0.12% of the average daily net assets

Empower Aggressive Profile Fund	0.10% of the average daily net assets

Empower Moderately Aggressive Profile Fund	0.10% of the average daily net assets

Empower Moderate Profile Fund	0.10% of the average daily net assets

Empower Moderately Conservative Profile Fund	0.10% of the average daily net assets

Empower Conservative Profile Fund	0.10% of the average daily net assets

Empower SecureFoundation® Balanced Fund	0.10% of the average daily net assets

ECM – Empower Funds A&R IAA